SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )

SKYTERRA COMMUNICATIONS, INC.

(Name of Issuer)

Voting Common Stock, par value $0.01 per share

(Title of Class of Securities)

83087K107

(CUSIP Number)

December 15, 2006

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 83087K107

1		NAME OF REPORTING PERSON Columbia Capital Equity Partners III (QP), L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF THE GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING	5	SOLE VOTING POWER 0
PERSON WITH	6	SHARED VOTING POWER 2,994,031
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,994,031
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,994,031
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 83087K107

1		NAME OF REPORTING PERSON Columbia Capital Equity Partners III (Cayman), L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF THE GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING	5	SOLE VOTING POWER 1,644,182
PERSON WITH	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,644,182
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,644,182
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 83087K107

1		NAME OF REPORTING PERSON Columbia Capital Equity Partners III (AI), L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF THE GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING	5	SOLE VOTING POWER 0
PERSON WITH	6	SHARED VOTING POWER 165,396
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 165,396
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 165,396
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 83087K107

1		NAME OF REPORTING PERSON Columbia Capital Investors III, LLC I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF THE GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING	5	SOLE VOTING POWER 0
PERSON WITH	6	SHARED VOTING POWER 738,743
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 738,743
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 738,743
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 83087K107

1		NAME OF REPORTING PERSON Columbia Capital Employee Investors III, LLC I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF THE GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING	5	SOLE VOTING POWER 0
PERSON WITH	6	SHARED VOTING POWER 10,313
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,313
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,313
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 83087K107

1		NAME OF REPORTING PERSON Columbia Capital Equity Partners III, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF THE GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING	5	SOLE VOTING POWER 0
PERSON WITH	6	SHARED VOTING POWER 5,552,665
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,552,665
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,552,665
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 16.4%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 83087K107

1		NAME OF REPORTING PERSON Columbia Capital III, LLC I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF THE GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING	5	SOLE VOTING POWER 0
PERSON WITH	6	SHARED VOTING POWER 5,552,665
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,552,665
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,552,665
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 16.4%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 83087K107

Pursuant to Rule 13d-1(k)(1)-(2) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Act”), the undersigned hereby file this Statement on behalf of each of the following entities:

(i)           Columbia Capital Equity Partners III (QP), L.P., a Delaware limited partnership (“CCIII (QP)”), with respect to voting common stock beneficially owned by it,

(ii)           Columbia Capital Equity Partners III (Cayman), L.P., a Cayman Islands exempted limited partnership (“Cayman III”), with respect to voting common stock beneficially owned by it,

(iii)         Columbia Capital Equity Partners III (AI), L.P., a Delaware limited partnership (“CCIII (AI)”), with respect to voting common stock beneficially owned by it,

(iv)          Columbia Capital Investors III, LLC, a Delaware limited liability company (“Investors III”), with respect to voting common stock beneficially owned by it,

(v)           Columbia Capital Employee Investors III, LLC, a Delaware limited liability company (“Employee Investors”), with respect to voting common stock beneficially owned by it,

(vi)          Columbia Capital Equity Partners III, L.P., a Delaware limited partnership (“CCIII L.P.”), with respect to voting common stock beneficially owned by CCIII (QP), Cayman III, CCIII (AI), Investors III and Employee Investors, and

(vii)         Columbia Capital III, LLC, a Delaware limited liability company (“Capital LLC”), with respect to voting common stock beneficially owned by CCIII (QP), Cayman III, CCIII (AI), Investors III and Employee Investors, relating to the shares of voting common stock, par value $0.01 (the “Voting Common Stock”), of Sky Terra Communications, Inc. (the “Issuer”).

The Reporting Persons are making this single, joint filing, because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Act.

On October 5, 2006, Reporting Persons filed a Schedule 13D with respect to the Issuer, reporting an aggregate beneficial ownership in excess of 20% of the Issuer’s shares outstanding at such time, but otherwise meeting the passive investor requirements in Rule 13d-1(c) under the Securities Exchange Act of 1934. Following an increase on December 15, 2006 in the Issuer’s shares of Voting Common Stock outstanding, the Reporting Persons aggregate beneficial ownership decreased below 20%. Based on the 33,819,318 shares of Voting Common Stock outstanding as of March 9, 2007, as reported in the Issuer’s Form 10-K for fiscal year 2006, the Reporting Persons have an aggregate beneficial ownership of 16.4% and otherwise meet the passive investor requirement in Rule 13d-1(c), and are, therefore, filing this Schedule 13G. The Reporting Persons have not made any acquisitions or dispositions of Issuer's Voting Common Stock since their initial Schedule 13D filing. Reporting Persons certify that the aforementioned securities were not acquired and are not held for the purpose of or with the effect of, changing or influencing the control of Issuer of the securities, and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Item 1.

(a)	Name of Issuer:
SkyTerra Communications, Inc.

(b)	Address of Issuer's Principal Executive Offices:
19 West 44th Street, Suite 507
New York, NY 10036

CUSIP No. 83087K107

Item 2.

(a)	Name of Person Filing:

Columbia Capital Equity Partners III (QP), L.P.
Columbia Capital Equity Partners III (Cayman), L.P.
Columbia Capital Equity Partners III (AI), L.P.
Columbia Capital Investors III, LLC
Columbia Capital Employee Investors III, LLC
Columbia Capital Equity Partners III, L.P.
Columbia Capital III, LLC

(b)	Address of Principal Business Office, or if None, Residence:

The principal address of each Reporting Person is 201 North Union Street, Suite 300, Alexandria, VA, 22314.

(c)	Citizenship:

	Columbia Capital Equity Partners III (QP), L.P.	Delaware
	Columbia Capital Equity Partners III (Cayman), L.P.	Cayman Islands
	Columbia Capital Equity Partners III (AI), L.P.	Delaware
	Columbia Capital Investors III, LLC	Delaware
	Columbia Capital Employee Investors III, LLC	Delaware
	Columbia Capital Equity Partners III, L.P.	Delaware
	Columbia Capital III, LLC	Delaware

(d)	Title of Class of Securities:
Voting Common Stock, par value $0.01 per share.

(e)	CUSIP Number:
83087K107

Item 3.	If this statement is filed pursuant to § § 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d- 1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP No. 83087K107

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(J).

Not Applicable.

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
	Columbia Capital Equity Partners III (QP), L.P.	2,994,031
	Columbia Capital Equity Partners III (Cayman), L.P.	1,644,182
	Columbia Capital Equity Partners III (AI), L.P.	165,396
	Columbia Capital Investors III, LLC	738,743
	Columbia Capital Employee Investors III, LLC	10,313
	Columbia Capital Equity Partners III, L.P.	5,552,665
	Columbia Capital III, LLC	5,552,665

(b)	Percent of class:
	Columbia Capital Equity Partners III (QP), L.P.	8.9%
	Columbia Capital Equity Partners III (Cayman), L.P.	4.9%
	Columbia Capital Equity Partners III (AI), L.P.	0.5%
	Columbia Capital Investors III, LLC	2.2%
	Columbia Capital Employee Investors III, LLC	0.0%
	Columbia Capital Equity Partners III, L.P.	16.4%
	Columbia Capital III, LLC	16.4%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote
	Columbia Capital Equity Partners III (QP), L.P.	0
	Columbia Capital Equity Partners III (Cayman), L.P.	1,644,182
	Columbia Capital Equity Partners III (AI), L.P.	0
	Columbia Capital Investors III, LLC	0
	Columbia Capital Employee Investors III, LLC	0
	Columbia Capital Equity Partners III, L.P.	0
	Columbia Capital III, LLC	0

(ii)	Shared power to vote or to direct the vote
	Columbia Capital Equity Partners III (QP), L.P.	2,994,031
	Columbia Capital Equity Partners III (Cayman), L.P.	0
	Columbia Capital Equity Partners III (AI), L.P.	165,396
	Columbia Capital Investors III, LLC	738,743
	Columbia Capital Employee Investors III, LLC	10,313
	Columbia Capital Equity Partners III, L.P.	5,552,665
	Columbia Capital III, LLC	5,552,665

CUSIP No. 83087K107

(iii)	Sole power to dispose or to direct the disposition of
	Columbia Capital Equity Partners III (QP), L.P.	0
	Columbia Capital Equity Partners III (Cayman), L.P.	1,644,182
	Columbia Capital Equity Partners III (AI), L.P.	0
	Columbia Capital Investors III, LLC	0
	Columbia Capital Employee Investors III, LLC	0
	Columbia Capital Equity Partners III, L.P.	0
	Columbia Capital III, LLC	0

(iv)	Shared power to dispose or to direct the disposition of
	Columbia Capital Equity Partners III (QP), L.P.	2,994,031
	Columbia Capital Equity Partners III (Cayman), L.P.	0
	Columbia Capital Equity Partners III (AI), L.P.	165,396
	Columbia Capital Investors III, LLC	738,743
	Columbia Capital Employee Investors III, LLC	10,313
	Columbia Capital Equity Partners III, L.P.	5,552,665
	Columbia Capital III, LLC	5,552,665

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 83087K107

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	March 29, 2007

COLUMBIA CAPITAL EQUITY PARTNERS III, L.P.

By:	Columbia Capital III, LLC, its general partner

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Chief Financial Officer

COLUMBIA CAPITAL EQUITY PARTNERS III (QP), L.P.

By:	Columbia Capital Equity Partners III, L.P., its general partner

By:	Columbia Capital III, LLC, its general partner

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Chief Financial Officer

COLUMBIA CAPITAL EQUITY PARTNERS III (CAYMAN), L.P.

By:	Columbia Capital Equity Partners III (Cayman), Ltd., its general partner

By:	/s/ Donald A Doering
Name:	Donald A. Doering
Title:	Chief Financial Officer

COLUMBIA CAPITAL EQUITY PARTNERS III (AI), L.P.

By:	Columbia Capital Equity Partners III, L.P., its general partner

By:	Columbia Capital III, LLC, its general partner

By:	/s/ Donald A Doering
Name:	Donald A. Doering
Title:	Chief Financial Officer

COLUMBIA CAPITAL INVESTORS III, LLC

By:	Columbia Capital Equity Partners III, L.P., its managing member

By:	Columbia Capital III, LLC, its general partner

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Chief Financial Officer

CUSIP No. 83087K107

COLUMBIA CAPITAL EMPLOYEE INVESTORS III, LLC

By:	Columbia Capital Equity Partners III, L.P., its managing member

By:	Columbia Capital III, LLC, its general partner

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Chief Financial Officer

COLUMBIA CAPITAL III, LLC

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Chief Financial Officer